Exhibit 10.1

STOCK OPTION AGREEMENT

STOCK OPTION AGREEMENT, made as of the 30th day of November,             by and between CSS Industries, Inc., a Delaware corporation (the “Company”) and             , (the “Optionee”):

WITNESSETH

1. Grant of Option. In accordance with the Company’s 2011 Stock Option Plan for Non-Employee Directors (“Plan”), the Company hereby grants to the Optionee an Option, upon the terms and conditions of the Plan and as hereinafter set forth, to purchase an aggregate of 4,000 shares of the Common Stock of the Company, $.10 par value per share (“Optioned Shares”), at the purchase price of $[            ] per share. This Option is granted pursuant to the Plan and all of the provisions of such Plan are incorporated by reference as if each and every word thereof were set forth in detail herein.

2. Time of Exercise. Subject to the satisfaction of the conditions precedent set forth in “1” above, the Option granted hereunder shall be exercisable in the following installments: to the extent of twenty-five percent of the Optioned Shares on and after the first anniversary of the date of grant hereof and to the extent of an additional twenty-five percent of the Optioned Shares on and after the second, third and fourth anniversaries of the date of grant hereof. To the extent not exercised, installments shall be cumulative and shall be exercisable during the remainder of the term of the grant, which grant term expires on November 30,             . Anything of the foregoing to the contrary notwithstanding, any then outstanding Option shall become exercisable in full in the event of an occurrence set forth in and in accordance with and subject to the provisions of Section 8(ii) of the Plan.

3. Manner of Exercise. The Option granted hereunder shall be exercisable by written notice to the Company, which notice shall specify the number of Optioned Shares to be purchased and shall be accompanied by payment of the exercise price: (a) by cash or a check (subject to collection) payable to the order of the Company for the full purchase price of the Optioned Shares, or (b) unless otherwise determined by the Board of Directors of the Company (the “Board”) and subject to the provisions of the Plan, by delivery of shares of the Common Stock of the Company already owned by the Optionee, or attestation to ownership of such shares on such form as prescribed by the Board, representing that number of shares of the Company’s Common Stock then owned by the Optionee whose total fair market value on the date immediately preceding the date of exercise of the Option is equal to the purchase price of the Optioned Shares as to which the notice is given, or (c) through a broker in accordance with procedures permitted by Regulation T of the Federal Reserve Board, to the extent permitted by applicable law, or (d) by such other method as permitted by the Board. The Optionee shall have none of the rights of a stockholder with respect to the stock covered by the Optioned Shares until such stock shall be issued upon due exercise of such Stock Options. The Company shall not be obligated to issue any fractional shares in connection with any exercise of the Stock Options granted hereunder.

4. Listing of Shares. During the period that this Option is in fact exercisable, the Company agrees to use commercially reasonable efforts to maintain the listing of the Optioned Shares on the New York Exchange or on such other national securities exchange, if any, on which the Common Stock of the Company may then be listed.

5. Registration Requirements. The Optionee acknowledges that the Optioned Shares have not been registered under the Securities Act of 1933, as amended (the “Act”) and that such Optioned Shares may not be sold or disposed of by the Optionee in the absence of registration under the Act or an applicable exemption from registration. All certificates representing Optioned Shares shall bear a legend to that effect. The Optionee understands that the Company will instruct its transfer agent not to effect any transfer of the Optioned Shares in the absence of an effective registration statement or an opinion of counsel satisfactory to the Company that the transfer of such shares is exempt from the registration requirements of the Act. The Optionee agrees that he or she will not sell or dispose of the Optioned Shares in violation of the Act.

6. Notices. Any notice to be given to the Company shall be addressed to the Secretary of the Company at its then principal executive office, and any notice to be given to the Optionee shall be addressed to the Optionee at the address for such Optionee then appearing on the records of the Company or at such other address as either party may designate in writing to the other. Any such notice shall be deemed to have been duly given if and when enclosed in a properly sealed envelope or wrapper addressed as aforesaid, and deposited and mailed in the United States mail by either registered or certified mail, postage fee prepaid or delivered to a carrier providing overnight delivery service.

7. Governing Law, etc. This Stock Option Agreement shall be governed by and construed in accordance with the laws of the State of Delaware. It sets forth the entire understanding of the parties with respect to the subject matter hereof and may not be changed or terminated except by a writing signed by the Optionee and the Company. This Stock Option Agreement and any undertakings and indemnities delivered hereunder shall be binding upon and shall inure to the benefit of the Optionee, his or her heirs, distributees and personal representatives and to the Company, its successors and assigns.

8. Miscellaneous.

(a) Nothing herein contained shall constitute or be evidence of any agreement or understanding, express or implied, that the Optionee has a right to continue as a Director of the Company for any period of time, or at any particular rate of compensation.

(b) This Option is a non-statutory option and thus is not intended to qualify as a so-called “Incentive Stock Option” under Section 422 of the Internal Revenue Code of 1986, as amended.

9. Acknowledgments. The Optionee by his or her acceptance of this Option expressly acknowledges and agrees that: (a) the Optionee has received a copy of and had an opportunity to review the Plan and to ask all questions and obtain all other information regarding the Plan which the Optionee has requested; (b) the Optionee’s participation in the Plan is voluntary; (c) the Optionee will comply strictly with all requirements of the Plan, both prior to and following the exercise of all or any portion of the Option granted to the Optionee hereunder; (d) the Optionee will be solely responsible for all taxes levied by or under any federal, state or municipal authority, to which he or she may be or become subject arising out of or resulting from participation in the Plan, receipt of this Option, holding or exercise thereof or holding, sale, transfer or other disposition of Optioned Shares; (e) the decisions and determinations of the Board in the administration of the Plan shall be final and binding on the Optionee, his or her beneficiaries, and any other person having or claiming an interest under this Option; and (f) the Optionee will indemnify the Company and its subsidiaries and affiliates and hold such entities free and harmless of, from and against any and all losses, damage, obligation or liability, and all costs and expenses (including reasonable attorneys’ fees) incurred in connection therewith, which may be suffered or incurred on account or by reason of any act or omission of the Optionee or his or her heirs, executors, administrators, personal representatives, successors and assigns in breach or violation of the provisions of the Plan or the agreements of the Optionee set forth herein.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

ATTEST:	CSS INDUSTRIES, INC.
(Corporate Seal)

By:

(“Optionee”)

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